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                                                                 Exhibit (a)(16)

                                AMENDMENT NO. 15
                         TO THE DECLARATION OF TRUST OF
                                 NORTHERN FUNDS
                          (A DELAWARE STATUTORY TRUST)

     The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Funds on February 16, 2007.

     RESOLVED, that the termination of the Northern Funds Florida Intermediate Tax-Exempt Fund, be, and it hereby is, ratified, confirmed and approved; and

     FURTHER RESOLVED, that pursuant to Article V, Section 2 of the Agreement and Declaration of Trust be amended for the purpose of abolishing and terminating the Northern Funds Florida Intermediate Tax-Exempt Fund; and

     FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such filing is appropriate.


Date: February 16, 2007                 /s/ Diana McCarthy
                                        ----------------------------------------
                                        Diana McCarthy
                                        Secretary